EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made this July 13, 2022 by and between Turner International, Inc. ("Company"), a subsidiary of Warner Bros Discovery, Inc. ("WBD") (collectively with respective affiliates "WBD group"), and GERHARD ZEILER ("Executive").

As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive, and Executive hereby accepts employment upon the terms and conditions set forth herein.

I. DUTIES, ACCEPTANCE, LOCATION

A. Company hereby employs Executive to render exclusive and full-time services as Chairman, Warner Bros. Discovery International, on the terms and conditions set forth herein. Executive's duties shall be consistent with his title, including providing strategic advice to WBD group as requested, and as otherwise directed by Company. Executive's primary work location shall be Company's offices in London, but Executive shall make himself available for travel to other locations as business needs reasonably require. Notwithstanding the foregoing, Executive shall not have authorization to conclude contracts on behalf of the Company, its Parent and affiliates while working outside of the United States.

B. Subject to Section IV(D)(1) hereof, if Company deems it necessary, Company reserves the right to change the location where Executive works, and the individual and/or position to whom/which Executive reports. Notwithstanding this provision, the Company and Executive agree that Executive shall not be physically present in London for more than One Hundred and Eighty (180) days each year. Executive shall also be required to undertake reasonably required travel on business within both the UK and abroad.

C. Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit but furthers the interests of Company. Notwithstanding the foregoing, Executive shall be entitled, provided Executive obtains prior approval from the Company, to serve on the board of directors of any civic, charitable or professional organization, provided that such service does not interfere or conflict with Executive's duties or obligations under this Agreement and provided that such service is not inconsistent with the Company's policies and practices including the Company's applicable code of conduct.

D. In connection with the exercise of rights granted to the Company hereunder, Executive agrees that the Company shall have the right to use and authorize others to use Executive's professional name, voice, approved likeness and approved biography for the purpose of publicity and promotion of the Company, its Parent and affiliated entities in any and all media worldwide without any entitlement to additional renumeration or other compensation. Post-term use of Executive's name, voice, approved likeness and approved biography shall be limited to those materials that were created during the term of Executive's employment from which they cannot reasonably be redacted or deleted, however unintentional or inadvertent use that does not cause material damage to Executive shall not be considered a breach of this Agreement.

II. TERM OF EMPLOYMENT

A. Subject to Section IV, Executive's term of employment under this Agreement shall be three (3) years beginning on April 8, 2022 and ending April 7, 2025 ("Term of Employment").

B. Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with

Executive to renew this Agreement, it shall give Executive written notice of its intent to enter such negotiations to renew no later than ninety (90) days prior to the end of the Term of Employment. Executive and Company agree then to negotiate with each other exclusively and in good faith until the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual written agreement of Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend the Term of Employment for an additional term, this Agreement shall expire and the Term of Employment shall end on April 7, 2025 ; provided, however, that if Company does not make a Qualifying Renewal Offer (as defined below), Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service (as defined herein) at the end of the Term of Employment (and assuming that he was willing and able at the end of the Term of Employment to perform future services, whether for Company or any other party). For these purposes, a Qualifying Renewal Offer is an offer to renew the Term of Employment at terms that are at least as favorable in the aggregate as the material terms of this Agreement.

III. **COMPENSATION**

A. **Base Salary.** Company shall pay Executive an annual base salary of One Million Eight Hundred Dollars ($1,800,000.00), effective as of April 8, 2022. The Base Salary shall, with respect to each year during the Term of Employment, be paid over the course of twelve (12) months in increments paid on regular Company paydays, less such sums as law requires Company to deduct or withhold, payments will include the provision of both a 13th and 14th check. Executive's future Base Salary increases shall be reviewed and decided in accordance with Company's standard practices and procedures as generally applied to similarly situated senior executives of Company and WBD group ("Senior Executives"). The Chief Executive Officer of WBD shall not be considered a Senior Executive. The annual base salary payable to Executive under this Section III(A), as may be increased from time to time, shall hereinafter be referred to as the "Base Salary."

B. **Bonus/Incentive Payment.** In addition to the Base Salary paid to Executive pursuant to Section III(A), Executive shall be eligible to participate in the applicable then-effective annual incentive compensation plan with an annual incentive payment target of 178% of Base Salary ("Target"), effective as of April 8, 2022. The incentive compensation plan is fully discretionary. The portion of the incentive payment payable to Executive, if any, shall be determined and paid in accordance with the applicable annual incentive compensation plan (e.g., subject to reduction for Company/WBD under-performance and increase for Company/WBD over-performance).

C. **Benefits/Vacation.** During the Term of Employment, Executive shall be entitled to participate in and receive benefits under Company's employee benefit plans, programs and arrangements which Executive is eligible for participation in (and, for those plans which require a voluntary election, Executive elects to participate in). In addition, Executive shall be entitled to vacation days pursuant to Company's vacation policy, provide that Executive shall be eligible to receive no less than thirty (30) days of annual leave per full year. Executive will also be eligible for eight (8) public holidays annually. Leave entitlement cannot be carried over to a subsequent year and any untaken holiday will be forfeited.

D. **Equity Program.** Subject to the approval of the Compensation Committee of the Board of Directors of Warner Bros. Discovery, Inc., beginning in 2023 and for the balance of the Term of Employment, Executive shall receive an annual equity award under the Warner Bros. Discovery, Inc. Stock Incentive Plan or a successor plan (the "Stock Plan") at an annual target value of Six Million Dollars ($6,000,000) during the normal annual grant cycle in accordance with Company's then-standard practices and procedures for awards to Senior Executives (the "Annual Equity Grant"). The equity instruments, terms and conditions, and calculation of number of awards shall be based on Company's then-standard practices and procedures for awards to Senior Executives. In the award agreements granting any Annual Equity Grant, Company hereby agrees to provide that if an Approved Transaction,

Control Purchase, or Board Change, as such terms are defined in the Stock Plan (each a "Change in Control"), occurs before such equity award has vested and provided that there is an equitable substitution or replacement for the equity award in connection with a Change in Control, the vesting of the equity award shall fully accelerate as a result of the Change in Control only if (i) within 12 months after the Change in Control, (A) the Company or a Subsidiary (as defined in the Stock Plan) terminates Executive's employment other than for Cause, or (B) if Executive resigns for Good Reason, or (ii) during such 12-month period after the Change in Control, Executive is given notice by Company that, in connection with a termination of Executive's employment by Company other than for Cause, Executive shall no longer be required to provide services for Company or its affiliates or subsidiaries as an employee and Executive ceases to provide such services, but due to the length of any statutorily or contractually required notice period, Executive's employment actually terminates following the expiration of such 12-month period.

E. **Expenses.** Company shall reimburse Executive for business, travel and entertainment expenses reasonably and actually incurred during the performance of Executive's duties pursuant to this Agreement to the extent such reimbursement is sought in accordance with Company's business, travel, and entertainment policies and procedures.

F. **Travel**. Executive will be entitled to business travel benefits and opportunities under Company's travel policies.

G. **Director and Officer Liability Insurance.** Executive shall be eligible for and entitled to insurance coverage under Company and WBD's director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in amounts similar to coverage afforded other Senior Executives for activities on behalf of Company, WBD or any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Company ("control" of Company or any other entity meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or other interests, by contract or otherwise) (an "Affiliate"; provided, however, that no stockholder of Warner Bros. Discovery, Inc. shall be an Affiliate of Company for purposes of this Agreement) and otherwise shall be eligible for and entitled to indemnification in accordance with Company's corporate governance requirements.

H. **Tax Equalization and Preparation.** Executive will be tax-equalized to Executive's place of residence at the time taxes come due, probably Austria, in accordance with Company practice. The Company will provide tax preparation assistance to Executive at its cost and Executive agrees to use and cooperate with the Company's designated tax return preparer. All information gathered in association with this process shall be distributed only to those with a legitimate need to know in order to effectuate tax preparation and equalization.

IV. TERMINATION OF EMPLOYMENT

A. **Death.** If Executive should die during the Term of Employment, the Term of Employment shall automatically terminate. No further amounts or benefits shall be payable except earned but unpaid Base Salary, accrued but unused annual leave, unreimbursed business expenses, and those benefits that may vest in accordance with the controlling documents for other relevant Company and WBD benefit programs, which shall be paid in accordance with the terms of this Agreement and such other Company benefit programs, including the terms governing the time and manner of payment (the "Accrued Benefits"). Company also shall pay a prorated portion of Executive's annual bonus Target for the calendar year of Executive's death based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives in accordance with local law. Executive's then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.

B. **Inability To Perform Duties.** If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive, Company may terminate the Term of Employment. Notwithstanding the foregoing, the Term of Employment shall terminate when the Executive ceases to provide services for the Company ("Separation from Service"). In such case, no further amounts or benefits shall be payable to Executive, except that Executive shall (i) receive the Accrued Benefits, (ii) receive a prorated portion of Executive's annual bonus at Target for the calendar year of Executive's based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, and (iii) be eligible to elect to receive continued coverage under Company's relevant medical or disability plans to the extent permitted by, and under the terms of, such plans and to the extent such benefits continue to be provided to other former Senior Executives generally or Executive's then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.

C. **Termination For Cause.**

1. Company may, subject to Section IV(C)(2), terminate the Term of Employment for Cause by written notice. "Cause" shall mean: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Executive's employment with Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of Company's Code of Ethics or other Company written policies; (iv) improper conduct substantially prejudicial to Company's business (whether financial or otherwise); (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive's duties.

2. In the event that Executive materially neglects his duties under Section I(A) or Section I(C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement, including any conduct constituting Cause (collectively, "Breach"), Company shall so notify Executive in writing. Other than a Breach that is not susceptible to cure, Executive shall be afforded a one-time-only opportunity to cure the noted Breach within ten (10) days from receipt of such notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate the Term of Employment by written notice to Executive.

3. Any termination of the Term of Employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive's employment for "Cause" and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. "Cause" as used in any such Company plan shall be deemed to mean solely the commission of acts described in Section IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described in Section IV(C)(2)).

D. **Termination Of Employment By Executive for Good Reason/Termination of Employment by Company Not For Cause/Garden Leave.**

1. Company may terminate the Term of Employment not For Cause (as defined above), and Executive may terminate the Term of Employment

for "Good Reason" as defined herein. "Good Reason" for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive's consent: (a) a material reduction in Executive's duties or responsibilities; (b) Company's material change in the location of Company office where Executive works (i.e., relocation to a location outside the London metropolitan area); or (c) a material breach of this Agreement by Company; provided however, that Executive must provide Company with written notice of the existence of the reduction, change or breach constituting Good Reason within sixty (60) days of any such event having occurred, and allow Company thirty (30) days to cure the same. If Company so cures the reduction, change or breach, Executive shall have no basis for terminating the Term of Employment for Good Reason with respect to such cured reduction, change or breach. Executive must terminate his employment in writing within five (5) days following the expiration of Company's cure period for the termination to be on account of Good Reason or such right shall be deemed waived.

2. (i) If Company terminates the Term of Employment not for Cause, (ii) if Company elects not to renew the Term of Employment in circumstances that trigger Executive's entitlement to severance under Section II(B), or (iii) if Executive terminates the Term of Employment for Good Reason, then Company shall pay Executive the Accrued Benefits. In addition, Company shall make the following payments (collectively, the "Severance Payment"):

(a) Commencing on the Release Deadline (as defined below), Company shall pay Executive his Base Salary for the period beginning on Executive's termination date through the period which is the longest of (i) the balance of the Term of Employment up to a maximum of twenty-four (24) months, (ii) twelve (12) months, and (iii) the number of weeks of severance to which Executive would have been entitled had Company's then-current redundancy severance plan applied to Executive's termination, except that the first installment payment shall include any installments that would have been payable between the date of termination and the Release Deadline had the release requirement under Section (IV)(D)(3) hereof been satisfied on the date of termination (the "Base Salary Continuation"). For the avoidance of doubt, in no event shall the Base Salary Continuation period be longer than twenty-four (24) months. In the event the Base Salary Continuation period is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and Executive is subject to a period of Garden Leave under Section IV(D)(5) and relived of his work responsibilities for some period of time prior to the effective date of Executive's termination of employment, this period of "Garden Leave" shall be offset against the number of weeks of Base Salary Continuation.

Except as provided in this Section IV(D)(2) with respect to the first installment payment, the Base Salary Continuation shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full.

(b) Notwithstanding anything in Company's then-effective annual incentive compensation plan to the contrary, Executive shall be paid a bonus at Target under Section III(B) for each full calendar year within the Base Salary Continuation period. For any partial calendar year within which the Base Salary Continuation period ends, Executive shall only be entitled to a prorated Target bonus based on the elapsed time from January 1 of such partial year through the last day of the Base Salary Continuation period. The bonus/incentive payment portions of the Severance Payment shall be paid to Executive in a single lump sum on the date that Company pays bonuses/incentive payments to its other Senior Executive for the applicable then-effective annual incentive compensation plan year.

3. No Severance Payment shall be made if Executive fails to sign a compromise agreement. Such agreement must be executed and become effective within the sixty (60) calendar day period following the date of Executive's last day of work. No Severance Payment shall be made if Executive violates Section VI hereof, in which case all Severance Payment shall cease, and those already made shall be forfeited.

4. If Executive terminates the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(D)(1) hereof, it shall be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he shall forfeit all rights to be compensated for any remaining portion of his base Salary, Severance Payment and/or bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, except for Accrued Benefits or as may be required by law.

5. During all or any part of any period of notice given or which ought to have been given under this Agreement (by Executive or the Company), or during any unexpired period of the Term up to a maximum of one-hundred (120) days, the Company may, at its absolute discretion:

a. Require Executive not to attend at Executive's place(s) of work or any specific premises of the Company or its affiliates;

b. Require Executive not to undertake any part of Executive's duties and/or to carry out different duties of which Executive is reasonable capable in place of Executive's normal duties;

c. Require Executive not to communicate with any customers, suppliers, or officers of the Company or its affiliates; and/or

d. Terminate Executive's access to any of the Company's IT systems.

During the period described in this paragraph 5 ("Garden Leave") the Company will continue to pay Executive's full Base Salary and all contractual benefits. All other terms of employment will continue including, without limitation, Executive's obligations of good faither, fidelity, confidentiality, fiduciary duties and all of the express and implied obligations. Any annual leave which has accrued at the start of the Garden Leave period and any which accrues during that period will be deemed to be taken during that period. The Company may appoint another employee or officer to carry out some or all of the duties during any Garden Leave period. In the absence of Cause as defined herein, a termination by the Company at the end of a Garden leave period shall be considered to be a termination without cause as defined herein and shall be subject to the terms and conditions of that Section, including the payments to Executive as provided therein

E. **Right To Offset.** In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing or due under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment ("Offset Income"). Company shall have the right to reduce the Severance Payment by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payments from Company will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive's compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are earned in full or part based on performance or service requirements for the period during which the Severance Payment is made), Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later payments to the applicable period of the Severance Payment. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that Company reasonably may require, and that failure to provide timely notice to Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third-party individuals and entities regarding potential Offset Income and to inform such parties of Company's right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment

from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand, up to the amount of Offset Income attributable to such period. Any offsets made by Company pursuant to this Section IV(E) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to Company's payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment.

F. Mitigation. In the event of Executive's termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified. At Company's request, Executive may be required to furnish to Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request. Executive further agrees that Company may follow-up with reasonable inquiries to third parties to confirm Executive's mitigation efforts. Should Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, Company shall be entitled to cease any payments due to Executive pursuant to Section IV(D)(2).

G. Work Authorization. This Agreement and Executive's employment is conditional upon Executive having and maintaining proper and valid immigration and work authorization throughout the employment to work in the UK and to travel as needed for business. If, at any time Executive does not have sufficient work authorization to perform the role, Executive agrees to notify the Company immediately.

V. CONFIDENTIAL INFORMATION

A. Executive acknowledges his fiduciary duty to Company and the WBD group. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company and the WBD group all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to Company and the WBD group, and their respective businesses, (i) obtained by Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by Executive). After termination of Executive's employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company, the WBD group and those designated by it, without the prior written consent of Company and WBD. For the avoidance of doubt, and notwithstanding the foregoing, nothing herein or in this Agreement shall (x) prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, or (y) prevent or limit Executive from discussing his terms and conditions of employment. Nothing herein or in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. As a condition of employment, Executive is required to sign a Confidential Information and Assignment of Inventions Agreement, which is attached hereto as Exhibit B and incorporated herein by reference.

B. In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company or the WBD group, whether confidential or not, Executive agrees to provide Company with such written notice of this subpoena or order so that Company may timely move to quash if appropriate unless such notice to Company is prohibited by law or procedure.

C. Executive also agrees to cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive's pursuits after his is no longer in Company's employ.

VI. RESTRICTIVE COVENANTS

A. Executive covenants that during the Term of Employment and, for a period of twelve (12) months after the conclusion thereof (the "Restricted Period"), he shall not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in any business his activities involving nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television (whether in cable, broadcast, free to air, digital, streaming, film, or any other distribution method) within the Restricted Territory ("Competitive Services"). The Restricted Territory is the United States, United Kingdom, Poland, France, Germany, Brazil, Argentina, Singapore and Japan. for which Executive had management responsibilities (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the one (1) year prior to Executive's separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company; provided, that, Executive's ownership is equal to or less than three (3) percent of such entity's outstanding stock. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company and WBD irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. In the event that Executive is placed on "garden leave" pursuant to Section IV (D) prior to separation and the period of Base Salary Continuation is less than six months, the Restricted Period shall be six months or the period of Base Salary Continuation, whichever is shorter.

B. During Executive's employment and for a period of eighteen (18) months following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of Company or any of its Affiliates to leave their employment with Company or such Affiliate.

C. During Executive's employment and for an eighteen (18) month period following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with Company, WBD or its Affiliates.

D. During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional in nature to any other business entity or organization, regardless of whether Executive is compensated for these services, unless Executive obtains the prior written consent of the Chief Executive Officer of Company and the Chief Executive Officer of WBD.

E. Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., any investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of Company, WBD or its Affiliates ("Competitor") or that Company, WBD or its Affiliates is doing business with during the Term of Employment ("Partner"), if such direct investments result in Executive or Executive's immediate family members, and/or a trust established by Executive or Executive's immediate family members, owning three (3) percent or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular mutual fund or similar entity, even if such entity, in turn, invests in such a Competitor or Partner). Regardless of the nature of Executive's investments, Executive herein agrees that his investments may not materially interfere with Executive's obligations and ability to provide services under this Agreement.

F. Prior to the conclusion of Executive's employment with Company, Executive shall return all Company and WBD property and materials, including equipment, such as laptop computers and mobile telephones, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer disks. Executive agrees not to wipe/erase content from Company devices prior to returning.

G. In the event that Executive violates any provision of this Section VI, in addition

to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all Severance Payments to Executive, if any, shall cease, and those already made will be forfeited.

VII. **ARBITRATION**

A. **Submission To Arbitration.** Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company, WBD or its Affiliates (collectively "Claims") directly or indirectly relating to or arising out of Executive's employment with Company or the termination of such employment including Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any Claim arising under any similar federal, state or local law, statute, regulation or common law doctrine or out of this Agreement.

B. **Use Of AAA; Choice of Law.** All Claims for arbitration shall be presented to the American Arbitration Association ("AAA") in accordance with its applicable rules ("Rules"). The seat or place of arbitration shall be New York, New York. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in New York, without regard to conflict of law principles. Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C. **Binding Effect.** Arbitration shall be binding and shall afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery shall be allowed, and all discovery disputes shall be decided, exclusively by arbitration in accordance with the Rules.

D. **Damages and Costs.** Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of Executive if money damages are insufficient. The parties shall bear in equal shares all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.

VIII. **CONTROLLING LAW AND ADDITIONAL COVENANTS**

A. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated. The section headings of this Agreement are for convenience only and shall not in any way affect the interpretation of any section hereof or of the Agreement itself. Any provision of this Agreement which refers to the words "include," "includes," or "including" shall be deemed to be followed by the words "without limitation."

C. Executive warrants that (1) his employment under this Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do nothing on behalf of Company that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify Company for any liability, damages, costs, or attorneys' fees that Company suffers as a result of any such violation or conflict.

D. Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing prior to Executive's signing this Agreement to review and explain to Executive the legal effect of the terms and conditions of this Agreement.

E. Without limiting anything to the contrary in this Agreement, Executive agrees not to disclose the terms hereof to any person or entity, other than Executive's attorneys, accountants, financial advisors, or members of Executive's immediate family who need to know this information and agree to keep it confidential.

F. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the

parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Notwithstanding either of the foregoing sentences, or any other provision of this Agreement, this Agreement shall not supersede, replace, invalidate or otherwise modify or affect any restrictive covenants in any previous, subsequent or other agreements or documents between Executive and Company, including, without limitation, any covenants regarding confidentiality, intellectual property, confidential and proprietary information, non-competition, non-solicitation of customers, non-solicitation or no hire of employees, and the like (collectively, "Other Restrictive Covenants"), and any such Other Restrictive Covenants will remain in effect and Executive shall remain bound by such Other Restrictive Covenants. To the extent any of the restrictions or covenants contained in this Agreement conflict in any way with any such Other Restrictive Covenants, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to Company that is enforceable under applicable law.

G. Any modifications to this Agreement shall be effective only if in writing and signed by both parties.

H. Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

I. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding the foregoing, this Agreement may be assigned to WBD or any Affiliate of Company which employs Executive.

J. This Agreement may be executed with electronic signatures, in any number of counterparts. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

K. All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, or (c) sent by electronic email. Any such notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in accordance with the foregoing, the respective addresses and email addresses for the parties are as follows:

<u>If to Company</u>:

Turner International, Inc.
c/o Kimmberly Bulkley
30 Hudson Yards
New York, New York 10019

R.

If to Executive, at the home address then on file with Company.

[*signature page follows*]

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

EXECUTIVE: [signature] DATE: 14. JULY 2022

GERHARD ZEILER

TURNER INTERNATIONAL. INC.: DATE: July 14, 2022

[signature]

Name: Joseph Song

Title: SVP, Human Resources

[*signature page to Employment Agreement*]

Confidential Information and Assignment of Inventions Agreement

As a condition of my employment with Turner International, Inc. (hereinafter, together with WBD and its Affiliates (as defined in the agreement to which this Exhibit B is attached), successors or assigns, referred to as the Company"), and in consideration of my employment with Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Confidential Information and Invention Assignment Agreement (this "Agreement"):

1. **Confidential Information and Compliance with Policy.** I acknowledge that I am subject to the requirements of the applicable Standards of Business Conduct/Code of Ethics and other policies during my employment with Company, which are available to me on Company's online portal and externally at www.wbd.com under Investor Relations/Corporate Governance. I agree that during and after my employment with Company I will hold in the strictest confidence, and will not use (except for the benefit of Company during my employment) or disclose to any person, firm, or corporation any Company Confidential Information (as defined below), including any non-public information that relates to the actual or anticipated business, research or development of Company, or to Company's proprietary data, trade secrets, or know-how, including research, content development plans, content ideas, product plans, or other information regarding Company's products or services and markets therefor, customer lists and customers, distribution agreements and arrangements, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. For the avoidance of doubt, and notwithstanding the foregoing, nothing in this Agreement shall (x) prohibit me from communicating with any government agency, regulator or other legal authority of any nature

concerning any possible violations of federal, state or local law or regulation, or (y) prevent or limit me from discussing my terms and conditions of employment. Nothing in this Agreement, however, authorizes the disclosure of information I obtained through a communication that I was aware was subject to Company's attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. For the purposes of this Agreement, Company Confidential Information means any data or information, without regard to form, that is valuable to Company and is not generally known by or available to the public. To the extent consistent with the preceding sentence, Company Confidential Information includes: (i) the identities of Company's customers and the specific individual customer representatives with whom Company work, the details of Company's relationships with such customers and customer representatives, the identities of distributors, contractors and vendors utilized in Company's business, the details of Company's relationships with such distributors, contractors and vendors, and the nature of fees and charges made to Company's customers; (ii) non-public information and materials describing or relating to Company's business or financial affairs, including financial and/or investment performance information, personnel matters, products, operating procedures, organizational responsibilities, marketing matters, or policies or procedures of Company; or (iii) information and materials describing Company's existing or new products and services, including analytical data and techniques, and product, service or marketing concepts under development at or for Company, and the status of such development. Company Confidential Information does not include information that, other than as a result of a breach by Executive of this Agreement, (A) is or becomes generally known within the relevant industry, (B) is or becomes known to Executive other than through Executive's work for Company, or (C) is or becomes generally known by or available to the public.

2. Inventions.

A. Assignment of Inventions. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company (collectively "Inventions") and I will promptly disclose all Inventions to Company. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting Section 1 or Company's other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party's confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

B. Maintenance of Records and Obligations. I agree to keep and maintain adequate, current, accurate, and authentic written records for all Inventions made by me (solely or jointly with others) during the term of my employment with Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by Company. The records are and will be available to and shall remain the sole property of Company at all times. I agree to assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to Company of all my written records (if any) and other pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments or documents that Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligations under this section shall continue after the termination of my employment with Company. If Company is unable because of my mental or physical incapacity, or for any other reason, to secure my signature with respect to any Inventions, including to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

3. **Whistleblower Protections and Trade Secrets**. Nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such governmental agencies). In accordance with 18 U.S.C. Section 1833: (i) I shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

4. I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. Company may freely assign or transfer any or all of its rights or obligations hereunder.

Any provision of this Agreement which refers to the words "include," "includes," or "including" shall be deemed to be followed by the words "without limitation."

Accepted and agreed:

Print Name: GERHARD ZEILER

Signature: [signature]

Date: 14. JULY 2022